Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is dated as of February 27, 2025 (the “Effective Date”) by and between David Rawlinson (“Executive”) and QVC Group, Inc. (formerly known as Qurate Retail, Inc.), a Delaware corporation (collectively with its subsidiaries and affiliates, “QVC Group”).

RECITALS

A.            QVC Group has determined that it is in the best interests of QVC Group and its stockholders to continue to employ Executive as its President and Chief Executive Officer.

B.            QVC Group wishes to assure itself of the services of Executive for the period hereinafter provided, and Executive is willing to be employed by QVC Group for said period, upon the terms and conditions provided in this Agreement.

C.            QVC Group and Executive previously entered into an employment agreement effective as of July 12, 2021, as modified by that certain letter agreement dated December 27, 2024 by and between QVC Group and Executive (the “Prior Agreement”).

D.            QVC Group and Executive jointly desire to enter into this Agreement, which shall replace and supersede the Prior Agreement in its entirety as of the Effective Date.

In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.             Duties and Responsibilities.

A.            Titles, Duties and Reporting. Executive will continue to be employed as President and Chief Executive Officer of QVC Group, reporting to the Board. Executive will have the authority and perform the duties and services of those positions, as well as perform any other duties and services consistent with those positions as the Board may reasonably request. All employees of the operating companies in the QVC Group will report to Executive or his designees, and no other employee of the operating companies in the QVC Group will have authority or responsibilities that are equal to or greater than those of Executive. The Executive shall continue to serve as a member of the Board (as described below), and if requested, as an officer or director of any subsidiary or affiliate of QVC Group, including as President and Chief Executive Officer of QVC, Inc. (“QVC”) for no additional compensation.

B.            Time and Effort. Executive shall devote substantially all of Executive’s business time, attention and energy to the performance of Executive’s duties and to the promotion of the business and interests of QVC Group. Executive shall also adhere to the general employee policies of QVC. Nothing herein shall preclude Executive from, (i) serving on the boards of directors of for-profit public or private corporations with the prior approval of the Board (which approval shall not be unreasonably withheld), (ii) serving on the boards of a reasonable number of trade associations, not-for-profit corporations and/or charitable organizations, (iii) engaging in charitable activities and community affairs, and (iv) managing his personal investments and affairs, provided that such activities do not materially conflict or interfere with the effective discharge of his duties and responsibilities under this Section 1 or otherwise breach any other covenants and obligations in this Agreement. The continued conduct by Executive of the activities listed on Exhibit A is approved.

C.            Board Position. During the Term, the Board will nominate and recommend to the stockholders of QVC Group that Executive be elected to the Board whenever Executive is scheduled to stand for election or stands for reelection to the Board at any of QVC Group’s annual stockholder meetings during the Term. Upon termination of the Executive’s employment by QVC Group for any reason or voluntarily by Executive for any reason, Executive shall be deemed to have resigned, effective on the termination date from all positions that Executive holds as an officer of QVC Group or any of its affiliated companies or as a member of the Board (or any committee thereof) and the boards of directors (or any committees thereof) of any of its affiliated companies, in each case, unless otherwise requested by QVC Group.

2.             Term. The initial term of this Agreement shall commence on the Effective Date and end on December 31, 2027 (the “Initial Term”), unless this Agreement is sooner terminated in accordance with Section 7; provided that the Initial Term shall be extended for an additional one (1)-year period (the “Extension Term” and, together with the Initial Term, if any, the “Term”), if either party hereto gives notice to the other party of the desire to extend for the Extension Term not more than seventy-five (75) days prior to or later than sixty (60) days prior to the expiration of the Initial Term and such notice of intention to extend is not rejected by the other party within twenty (20) days of the receipt of such extension notice. If neither party provides notice to the other party of the desire to extend for the Extension Term or the party to whom an extension notice is provided rejects the extension, this Agreement and the Executive’s employment with QVC Group shall terminate automatically at the expiration of the Initial Term. Notwithstanding anything in this Agreement to the contrary, Executive will be an at-will employee and Executive or QVC Group may terminate Executive’s employment for any reason or no reason at all.

3.             Place of Performance. The principal place of Executive’s employment shall be the offices of QVC in West Chester, PA or at another location mutually agreed from time to time; provided that, Executive will be required to travel for business purposes from time to time.

4.             Compensation.

A.            Base Compensation. During the Term and effective retroactively to January 1, 2025, QVC Group will pay Executive an annualized salary at the rate of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) (as increased from time to time, the “Base Compensation”), which Base Compensation shall be paid in accordance with QVC’s customary payroll practices. As soon as reasonably practicable following the Effective Date, and on a regular payroll date, QVC Group will pay Executive the additional base salary Executive would have received from January 1, 2025 until the Effective Date had the Base Compensation, and not Executive’s annualized base salary in effect immediately prior to the Effective Date, been in effect during such period. The Board may review and increase Executive’s Base Compensation any time for any reason, but Executive’s Base Compensation may not be decreased at any time (including after any increase), and any increase in Executive’s Base Compensation will not reduce or limit any other obligation to Executive under this Agreement.

B.            Bonus Compensation. Executive will be eligible to receive an annual cash bonus (the “Annual Bonus”) for each calendar year ending during the Term. Executive’s target Annual Bonus each calendar year during the Term, beginning with the 2025 calendar year, will equal 200% of Executive’s Base Compensation for the year and the maximum Annual Bonus for each such year will equal 300% of Executive’s Base Compensation for the year, subject to satisfaction of the criteria established for such Annual Bonus as described below. The Annual Bonus (i) will be determined by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion and (ii) will be based on such criteria as are approved in March of each year by the Compensation Committee and communicated to Executive, which shall, unless otherwise agreed, comprise QVC Group revenue, free cash flow and OIBDA for the year and strategic performance metrics, each of which shall (y) be weighted equally and (z) equal target performance at the level budgeted for the year. Except as otherwise provided in Section 7, in order to be eligible to receive the Annual Bonus, Executive must be employed by QVC Group on the last day of the applicable performance period. The Annual Bonus, if any, will be paid no later than March 15 after the end of the applicable calendar year. For the avoidance of doubt, Executive’s target Annual Bonus for the 2025 calendar year will be equal to 200% of Executive’s Base Compensation as set forth in this Agreement (and not Executive’s annualized base salary in effect prior to the Effective Date).

C.            Retention Bonus. QVC Group shall pay Executive a lump sum cash retention bonus of $2,250,000 (the “Retention Bonus”) within thirty days following the Effective Date; provided that, upon Executive’s termination of employment by QVC Group for Cause or upon Executive’s voluntary termination of employment with QVC Group without Good Reason, Executive shall repay to QVC Group a pro-rata portion (based on the number of days (x) following the date of termination and through and including the last day of the Initial Term over (y) 1,095) of the Retention Bonus (on an after-tax basis). QVC Group may offset any such amount owed by Executive to QVC Group from other amounts owed by QVC Group to Executive in accordance with applicable law.

D.            Multiyear Restricted Stock Unit Grant. Subject to Executive’s continued employment through the date of grant, Executive will receive a grant of restricted stock units with respect to QVCGA Common Stock with a grant date value equal to $6,000,000 (the “Term RSUs” and together with the Performance Award set forth below, the “Incentive Awards”). Such grant will be made pursuant to the form of restricted stock unit award agreement previously approved by the Compensation Committee attached hereto as Exhibit B together with the schedule substantially in the form attached hereto as Exhibit C and shall be made on the date of the first regularly scheduled Compensation Committee meeting in 2025.

E.            Multiyear Performance Award. Subject to Executive’s continued employment through the date of grant, Executive will receive from QVC Group a cash performance award with a target value equal to $15,000,000 (the “Performance Award”). Such grant will be made pursuant to the form of performance cash award attached hereto as Exhibit D and shall be made on the date of the first regularly scheduled Compensation Committee meeting in 2025.

F.            Welfare, Retirement and Fringe Benefits. During the Term, Executive shall be entitled to participate in the welfare, retirement and fringe benefit programs then available to senior-level executives of QVC, including but not limited to medical, dental, hospitalization, disability and life insurance plans, retirement plans or programs, in each case, that may be provided by QVC from time to time. Executive’s participation in such plans will be on terms at least as favorable as provided to other senior-level executives of QVC, provided that Executive will continue to not be eligible to participate in any plans or programs that were frozen or not open to new participants as of July 12, 2021.

G.            Expense Reimbursement. QVC Group shall reimburse Executive for all reasonable and necessary out-of-pocket expenses that Executive actually incurs in the performance of Executive’s duties during the Term, in accordance with QVC’s policies in effect from time to time and on terms at least as favorable as provided to other senior-level executives of QVC. QVC Group will reimburse Executive for up to $15,000 in reasonable legal fees incurred by Executive in entering into this Agreement. QVC Group will also reimburse Executive for up to $15,000 in reasonable tax preparation and financial and accounting advice fees incurred by Executive during the Term.

H.            Withholding. All payments made or made available to Executive pursuant to this Agreement will be made net of any amounts that QVC Group is required to deduct or withhold pursuant to any foreign, federal, state or local laws, rules or regulations.

5.             Restrictions.

A.            Other Work: Except as otherwise provided in Section 1, Executive shall not perform any work for, or render services to, any person, firm or company other than QVC Group, unless done pursuant to his duties hereunder or approved in advance in writing by QVC Group.

B.            Gifts/Samples: Executive shall comply with any applicable QVC policy governing gifts and/or samples. In the absence of such policy, Executive shall promptly report in writing to the Chief Compliance Officer of QVC all gifts, services or consideration Executive receives from a third party which is connected with QVC Group’s business in any way. The determination as to such gifts, services or considerations shall be made in accordance with QVC Group’s business conduct policies and the QVC Group Code of Conduct. In addition, all samples which Executive receives from QVC Group vendors or prospective vendors must be returned to the vendor or given to QVC Group after Executive has completed Executive’s evaluation of a product, unless such sample is consumed or otherwise depleted during the course of Executive’s evaluation. All samples Executive receives from QVC Group vendors or prospective vendors which are not (i) given to QVC Group or returned to the vendor or (ii) consumed or otherwise depleted in connection with Executive’s evaluation of the product within ninety (90) days after Executive’s receipt of the product must be promptly reported in writing to the Chief Compliance Officer of QVC. QVC Group may return to a vendor samples it receives from Executive or QVC Group may dispose of such samples as it determines in its discretion.

C.            Confidential Information:

(i)            Throughout Executive’s employment or service with QVC Group, Executive has acquired, received and/or developed, and will continue to acquire, receive, and/or develop, Confidential Information (as defined below) in the course of performing Executive’s job duties or services. Executive will not, during or after any such period, including Executive’s employment or service with QVC Group , without the prior express written consent of QVC Group, directly or indirectly use or divulge, disclose or make available or accessible any Confidential Information to any person, firm, partnership, corporation, trust or any other entity or third party other than when required to do so in good faith to perform Executive’s duties and responsibilities to QVC Group and provided that nothing herein shall be interpreted as preventing Executive from (a) doing so when required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power, (b) doing so when necessary to prosecute Executive’s rights against QVC Group or to defend Executive against any allegations, or (c) communicating with, filing a charge with, reporting possible violations of federal law or regulation to, or participating in an investigation or proceeding conducted by, a government agency, including providing documents or other information to such agency without notice to QVC Group. Executive will also proffer to QVC Group any time upon request, or upon termination, to be provided no later than the effective date of any termination of Executive’s employment or engagement with QVC Group for any reason, and without retaining any copies, notes or excerpts thereof, all memoranda, computer drives or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information that are in Executive’s actual or constructive possession or which are subject to Executive’s control at such time (other than contracts between Executive and QVC Group, pay stubs, benefits information, Executive’s personal phone number and copies of contact information, historical calendar entries and documents or information that Executive requires in order to prepare Executive’s taxes). At the time of termination or otherwise upon request by QVC Group, Executive agrees to permanently delete Confidential Information from all of Executive’s personal electronic devices (subject to the qualifications in the prior parenthetical) and provide certification to QVC Group that Executive is in compliance with this sentence. For purposes of this Agreement, “Confidential Information” will mean all information respecting the business and activities of QVC Group, including, without limitation, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer drives or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, trade secrets, data gathering methods and/or strategies. Notwithstanding the immediately preceding sentence, Confidential Information will not include any information that is, or becomes, generally available to the public (unless such availability occurs as a result of Executive’s breach of any of Executive’s obligations under this Section 5.C). If Executive is in breach of any of the provisions of this Section 5.C or if any such breach is threatened by Executive, in addition to and without limiting or waiving any other rights or remedies available to QVC Group at law or in equity, QVC Group shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, without the necessity of posting a bond, to restrain any such breach or threatened breach and to enforce the provisions of this Section 5.C. Executive agrees that there is no adequate remedy at law for any such breach or threatened breach and, if any action or proceeding is brought seeking injunctive relief, Executive will not use as a defense thereto that there is an adequate remedy at law.

(ii)           Notwithstanding any other provisions of this Agreement, pursuant to 18 USC § 1833(b), an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (a) solely for the purpose of reporting or investigating a suspected violation of law and in confidence to a federal, state, or local government official (either directly or indirectly) or to an attorney; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to his or her attorney and use the trade secret information in a court proceeding, so long as the individual (I) files any document containing the trade secret under seal, and (II) does not disclose the trade secret, except pursuant to court order. And further, nothing herein shall limit the Executive’s ability to (i) provide truthful information, cause information to be provided, or otherwise assist in an investigation regarding any conduct which the Executive reasonably believes constitutes a violation of 18 U.S.C. sections 1341, 1343, 1344, or 1348, any rule or regulation of the Securities and Exchange Commission, or any provision of Federal law relating to fraud against shareholders, when the information or assistance is provided to or the investigation is conducted by a Federal regulatory or law enforcement agency, any Member of Congress or any committee of Congress, or a person with supervisory authority over the Executive (or such other QVC employee who has the authority to investigate, discover, or terminate misconduct); or (ii) file, cause to be filed, testify, participate in, or otherwise assist in a proceeding filed or about to be filed relating to an alleged violation of any of the foregoing.

D.            Non-Competition/Non-Solicitation:

(i)            For purposes of this subparagraph, the following terms shall have the meanings set forth below:

(a)            The term “General Merchandise” shall mean consumer products for retail sale to a mass market or general audience, including but not limited to, products from one or more of the following product categories: personal electronics, fashion apparel, fashion accessories, beauty, fine and costume jewelry, kitchen appliances and cookware items, children’s toys and play objects, home decorating items, and household and garden products; and

(b)            The term “Live Video Retailing” shall mean the offering of General Merchandise by any person, firm or entity through live video presentation (including, for the avoidance of doubt, live videos made available as recordings for re-viewing), whether transmitted by television, internet, computer, mobile or tablet device or other audiovisual or electronic means.

(ii)           In consideration of Executive’s employment by QVC Group, pursuant to the terms of this Agreement, Executive agrees that for so long as Executive is employed by QVC Group (whether pursuant to this Agreement or otherwise) and for a period of eighteen (18) months (or, in the case of Section 5.D.(ii)(b), two years) after Executive’s last day of employment with QVC Group (whether pursuant to this Agreement or otherwise), Executive shall not, directly or indirectly:

(a)            without the prior written consent of QVC Group, within the United States and elsewhere where QVC Group conducts its business, become employed by, or render services to, any person, firm or entity, whether as a principal, partner, officer, director, agent, employee, representative, consultant, independent contractor or otherwise, that engages in Live Video Retailing where, at any point during the 12-month period prior to Executive’s last day of employment and the 18-month period following the Executive’s last day of employment, such person, firm or entity (together with those of its subsidiaries and affiliates, in the aggregate) has or is expected to have a material portion of the gross revenue of such person, firm or entity, directly or indirectly derived from Live Video Retailing; and/or

(b)            solicit, induce or attempt to induce any employee of QVC Group to leave the employ of QVC Group or assist any other person or entity in doing so; and/or

(c)            solicit, induce or attempt to induce any person or entity to terminate or reduce its business relationship with (or refrain from increasing its business relationship or entering into a new business relationship with) QVC Group or otherwise interfere with the business relationship between QVC Group, on the one hand, and any person or entity, on the other hand.

E.            Codes of Conduct. Executive agrees to abide by the Code of Conduct and business conduct policies of QVC Group.

F.            Damages. Notwithstanding anything to the contrary in this agreement, Executive acknowledges and agrees that the services to be rendered by Executive to QVC Group are of a special and unique character, that the nature of Executive’s positions gives Executive access to and knowledge of the Confidential Information, and that the restrictive covenants in this Section 5 are reasonable and reasonably necessary to protect the legitimate business interests of QVC Group. In the event of a breach or threatened breach by Executive of the provisions of this Section 5, Executive hereby consents and agrees that money damages would not reasonably or adequately compensate QVC Group and that, in addition to any other rights or remedies which QVC Group may possess, QVC Group shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach in any court of competent jurisdiction, without the necessity of showing actual damages.

6.             Proceeds of Executive’s Services/Use of Executive’s Image.

A.            Executive acknowledges and agrees that any and all proceeds of all services provided to QVC Group and any and all works created or produced by Executive for QVC Group (collectively referred to herein as the “Works”) are being prepared by and for, and at the instigation and under the direction of, QVC Group and that the Works are and at all times shall be regarded as “work made for hire” as that term is used in the United States copyright laws, and that all copyrights in and to the Works belong to QVC Group as “work made for hire”. Without limiting the preceding sentence, and by this Agreement, Executive assigns, grants and delivers, exclusively unto QVC Group, its legal representatives, successors and assigns, all right, title and interest of every kind and nature whatsoever in and to the Works, and all copies, versions, derivatives, processes, systems, products and proceeds thereof, or resulting therefrom, including any copyrights in any country. Executive agrees to execute such further assignments, documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Section 6.A., including, without limitation, executing further assignments to QVC Group and its affiliated companies, as reasonably directed by QVC Group from time to time.

B.            Executive also grants QVC Group the use of Executive’s performances and pictures for advertising, public displays, promotion and all other legal presentations including, without limitation, the above-mentioned uses. After the Term of this Agreement, QVC Group will not make use of Executive’s performances and pictures in a manner in which Executive is the subject of the advertising, public displays, promotion and other presentations except with respect to any of the foregoing that were created during the Term. Executive releases QVC Group, its successors and assigns, from all liability to the extent resulting from the use of Executive’s own performance or picture.

7.             Termination. During the Term, Executive’s employment may be terminated by QVC Group for Cause (as defined in Section 7.B.) without advance notice or by QVC Group without Cause by giving 30 days’ advance written notice to Executive of QVC Group’s intent to terminate Executive’s employment. Executive’s employment shall immediately terminate upon Executive’s death or Disability (as defined in Section 7.A). During the Term, Executive may voluntarily terminate Executive’s employment with QVC Group without Good Reason by giving 30 days’ advance written notice to QVC Group of Executive’s intent to so terminate; provided, however, that QVC Group may waive any portion of such notice period. During the Term, Executive may terminate Executive’s employment with QVC Group for Good Reason as described in Section 7.C.(ii). On any termination of employment, except as otherwise provided in Section 7.E., the impact on Executive’s Incentive Awards will be as specified in the applicable award agreement, including any accompanying schedules. Except as described in the foregoing sentence or as provided in this Section 7, on termination of Executive’s employment, Executive shall be entitled to only the compensation and benefits described in this Section 7 and shall have no further rights to any compensation or any other benefits from QVC Group, and QVC Group will have any further liability or obligation to Executive. Payment of the benefits described in this Section 7 will be subject to the timing requirements set forth in Section 19.

A.            Termination for Death or Disability.

(i)            Upon termination of Executive’s employment for Executive’s death or Disability (as defined in clause (ii) below) prior to the expiration of the Term, QVC Group shall pay Executive, or Executive’s designated beneficiary or estate, as the case may be, (a) Executive’s Base Compensation and any accrued vacation through the date of termination; (b) the amount of any reimbursable expenses incurred by Executive in accordance with Section 4.G prior to the date of termination but not yet reimbursed; (c) vested benefits, if any, owed to Executive in accordance with other applicable plans, programs and arrangements of QVC Group; and (d) any other amounts that QVC Group is required pursuant to applicable law to pay Executive (the amounts referenced in clauses (a), (b), (c) and (d) are referred to in this Agreement as the “Standard Entitlements”), and, subject to Section 7.G and Section 7.H, (e) Executive’s then current Base Compensation in accordance with QVC’s customary payroll practices for a period of one year after such payments commence under this Agreement (the “Base Compensation Continuing Payments”) and (f) any declared but unpaid Annual Bonus for the calendar year prior to the year in which the termination occurs, payable at the time that it would have been paid if no termination of employment had occurred (the “Prior Year Annual Bonus”).

(ii)           For purposes of this Agreement, “Disability” means Executive’s inability to perform his duties because of physical or mental incapacity for a period of 180 consecutive days and, within 30 days after a notice of termination is given to Executive, Executive has not returned to work. Notwithstanding the foregoing, Executive will not be considered to have suffered a Disability unless he is also “disabled” as such term is defined under Section 409A(a)(2)(C) of the Internal Revenue Code.

B.            Termination for Cause.

(i)            Upon a termination of Executive’s employment for Cause (as defined in clause (ii) below) prior to the expiration of the Term, QVC Group shall pay Executive the Standard Entitlements.

(ii)           “Cause” shall be (a) if Executive commits a material breach of this Agreement, including but not limited to a willful failure to perform Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness); (b) Executive’s engagement in illegal conduct or misconduct, which, in each case, is materially injurious to QVC Group; (c) if Executive commits fraud or embezzlement or other serious misconduct against QVC Group, including, without limitation, a serious or material violation of the Code of Conduct and business conduct policies of QVC Group, (d) the conviction of, or plea or nolo contedere by, Executive of any felony under or within the meaning of United States federal law or state law, or (e) the conviction of Executive of a misdemeanor which conviction relates to Executive’s suitability for employment in Executive’s then current position but excluding any conviction for a minor traffic violation; provided, that, Cause will not be deemed to exist unless QVC Group gives Executive notice within 60 days following the knowledge of the Board of the occurrence of the event which the Board believes constitutes the basis for Cause, specifying the particular act or failure to act which QVC Group believes constitutes the basis for Cause and, with respect to clauses (a) and (c) of the definition of Cause, if such act or failure is capable of being cured, a reasonable opportunity of 30 days to cure such act or failure to act. For purposes of the definition of Cause no act or omission will be “willful” unless it is made by Executive in bad faith or without a reasonable belief that the act or omission was in the best interests of QVC Group and an act or omission by Executive based on the written advice of counsel for QVC Group or on the written instruction of the Board will be deemed made in good faith and in the best interests of QVC Group.

C.            Termination by Executive For Good Reason or by QVC Group Without Cause.

(i)            Upon termination of Executive’s employment by QVC Group prior to the expiration of the Term other than for death, Disability or Cause, or upon the termination of Executive’s employment by Executive prior to the expiration of the Term for Good Reason (collectively, a “Protected Termination”), QVC Group shall pay Executive (a) the Standard Entitlements, and, subject to Section 7.G and Section 7.H, (b) one-and-a-half times (1.5x) the sum of Executive’s then-current Base Compensation and then-current target Annual Bonus paid in equal installments in accordance with QVC’s customary payroll practices for a period of eighteen (18) months after such payments commence under this Agreement (the “Severance Payments”) and (c) any Prior Year Annual Bonus.

(ii)           For purposes of this Agreement, “Good Reason” shall be an action by QVC Group (a) that results in a material diminution or material adverse change in Executive’s title, authority, duties or responsibilities including but not limited to (I) failure to provide the authority contemplated in Section 1, (II) assignment to Executive of duties materially inconsistent with Executive’s duties as described in Section 1 or that materially impair his ability to carry out those duties and (III) failure to nominate and recommend Executive for reelection to the Board, in each case in accordance with Section 1; (b) that requires Executive to be based at any office or location other than as provided for in Section 3, (c) that results in a reduction in Executive’s (I) then current Base Compensation (other than as part of an across-the-board salary reduction that applies in the same manner to all senior-level executives of QVC Group) or (II) eligibility to receive an Annual Bonus with a target of 200% of Base Compensation and maximum of 300% (it being acknowledged that the Board has no obligation to actually award any Annual Bonus); (d) that results in a material change in the reporting structure applicable to Executive as provided in Section 1; (e) that results in a breach by QVC Group of any material provision of this Agreement; (f) that results in the failure of QVC Group to obtain, within a reasonable period of time after Executive’s written request, the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of QVC Group; or (g) that results in Executive not being granted during the Term all or any part of the Incentive Awards to which Executive is entitled under this Agreement. Good Reason will not be deemed to exist unless Executive gives QVC Group notice within 60 days following Executive’s knowledge of the occurrence of the event which Executive believes constitutes the basis for Good Reason, specifying the particular act or failure to act which Executive believes constitutes the basis for Good Reason and provides QVC Group with a reasonable opportunity of at least 30 days to cure such act or failure to act, and if not cured within such period, Executive terminates employment at the end of such 30-day period. Notwithstanding the foregoing, in the event that QVC Group reasonably believes that Executive may have engaged in conduct that could constitute a Cause violation hereunder, QVC Group may, in its reasonable discretion, suspend Executive from performing Executive’s duties hereunder for a period of up to 30 days, and such suspension shall not constitute an event pursuant to which Executive may terminate employment for Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter QVC Group’s economic obligations under this Agreement during such period of suspension.

D.            Voluntary Termination. Upon a voluntary termination by Executive of his employment prior to expiration of the Term (other than a termination for Good Reason), QVC Group shall pay Executive (i) the Standard Entitlements; and, subject to Section 7.G and Section 7.H, (ii) any Prior Year Annual Bonus.

E.            Termination At or Following Expiration of the Term. Upon a termination of Executive’s employment by Executive or QVC Group at or following expiration of the Term for any reason, QVC Group shall pay Executive (a) the Standard Entitlements; and (b) except in the case of termination by QVC Group for Cause, subject to Section 7.G and Section 7.H, any Prior Year Annual Bonus. For the avoidance of doubt, if Executive’s employment ends on the last day of the Term (including, for the avoidance of doubt, following either party’s rejection of an offer to extend for the Extension Term), Executive will also be eligible to receive (x) the Annual Bonus he would have received for the calendar year in which the Term is scheduled to end and (y) the last Tranche of the Performance Award will remain outstanding and eligible to vest, as if Executive had remained employed by the QVC Group. For clarity, in no event will the termination of Executive’s employment by QVC Group or by Executive on the last day of the Term or thereafter constitute a termination without Cause by QVC Group or by Executive for Good Reason, nor will any termination of Executive’s employment at or following expiration of the Term as a result of Executive’s death or Disability be governed by Section 7.A.

F.            Waiver of Payments. Executive acknowledges and agrees that the amounts, if any, which may be payable under this Section 7 are in lieu of and not in addition to any severance payments which may be generally available to employees of QVC Group and Executive hereby waives any right Executive may have in or to any severance payments not contained in this Section 7.

G.            General Release. If Executive’s employment hereunder is terminated pursuant to Section 7.A., Section 7.C, Section 7.D or Section 7.E, the payment by QVC Group to Executive of any Base Compensation Continuing Payments, Severance Payments, or Prior Year Annual Bonus, as applicable under the applicable Section, shall be subject to the execution and delivery to QVC Group by Executive (or by Executive’s legal representative, if applicable), within the applicable time period described below, of a severance agreement and general release (the “Release”) substantially in the form attached hereto as Exhibit E, with such updates as are necessary or appropriate given legal developments and requirements. Executive shall have a period of 21 days (or, if required by applicable law, a period of 45 days) from Executive’s (or Executive’s legal representative, if applicable) receipt of the form of Release (the “Consideration Period”) in which to execute and return the original, signed Release to QVC Group. If Executive delivers the original, signed Release to QVC Group prior to the expiration of the Consideration Period and does not thereafter revoke such Release within any period of time provided for such revocation under applicable law, Executive shall, subject to Section 7.H., be entitled to any Base Compensation Continuing Payments, Severance Payments, and Prior Year Annual Bonus specified in Section 7.A., Section 7.C., Section 7.D. or Section 7.E., as applicable, payable in accordance with the timing requirements set forth in Section 19. In such event, an amount equal to one-twelfth of the aggregate Base Compensation Continuing Payments or Severance Payments, as applicable, shall constitute consideration for Executive’s delivery of the Release pursuant to this Section 7.G. (the “Release Consideration”).

H.            Continued Compliance. Executive and QVC Group hereby acknowledge that any Base Compensation Continuing Payments, Severance Payments, or Prior Year Annual Bonus to be made by QVC Group pursuant to Section 7.A., Section 7.C., Section 7.D. or Section 7.E., as applicable, other than the Release Consideration, are part of the consideration for Executive’s undertakings under Section 5.D. Payment of such amounts by QVC Group is subject to Executive’s continued compliance with the provisions of Section 5.C and Section 5.D. If Executive violates any provision of Section 5.C or Section 5.D, then QVC Group will have no obligation to pay Executive any Base Compensation Continuing Payments, Severance Payments, or Prior Year Annual Bonus pursuant to Section 7.A., Section 7.C., Section 7.D., or Section 7.E., as applicable, to the extent any or all of the same remain payable by QVC Group on or after the date of such violation, except to the extent of any unpaid Release Consideration. In addition, to the extent any such payment was previously made to Executive, Executive will return a pro rata portion of such payment to QVC Group based on the percentage of the time period applicable to the Section 5.D. restriction that was breached that elapsed prior to Executive breaching such restriction (e.g., if the restriction that was breached was to continue for one year following Executive’s termination and six months of such restrictive time period remained at the time Executive breached such restriction, Executive would return 50% of the applicable payment to QVC Group).

I.            Cooperation. QVC Group and Executive agree that certain matters in which the Executive will be involved may necessitate Executive’s cooperation in the future. Accordingly, following the termination of Executive’s employment for any reason, to the extent reasonably requested by the QVC Group, Executive shall cooperate with QVC Group in connection with matters arising out of Executive’s service to QVC Group; provided that, QVC Group shall make reasonable efforts to minimize disruption of Executive’s other activities and Executive shall have no obligation to act against his own interests. QVC Group shall reimburse Executive for reasonable expenses (including reasonable expenses of counsel) incurred in connection with such cooperation.

8.             Severability and Survival.

(i)            Should any portion of this Agreement be held to be void, invalid or unenforceable, such decision shall not affect the validity or enforceability of the remainder of this Agreement, and the remaining provisions herein shall be effective as though such invalid or unenforceable provision had not been included herein. If such invalidity or unenforceability is caused by the length of any period of time, the geographic scope of any provision, or the breadth of activities covered by any provision, then the period of time, geographic scope or breadth of activities, or all of them, shall be reduced to the extent necessary to cure such invalidity or unenforceability. Section 5.D. shall be construed and enforced to the maximum extent permitted by law.

(ii)           The provisions of Sections 5.C., 5.D., 5.F., 6, 7, 13, 17 and 19 shall survive the expiration or termination of this Agreement.

9.             Notices. Any notice required or permitted to be given under this Agreement shall be sufficient, if in writing and if delivered by hand or sent by overnight courier service or by registered, overnight or certified mail, if to Executive, to Executive’s last known address listed in the records of QVC Group (with a copy, which shall not constitute notice, to Sullivan & Cromwell, LLP, 125 Broad Street, NYC, NY, 10004, attention: Marc Trevino), and if to QVC Group, to the Chief Legal Officer at QVC Group’s principal office. Notices shall be effective upon receipt.

10.           Assignment. This Agreement is personal in its nature and neither of the parties hereto will, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a merger, consolidation, corporate restructuring, spin-off, split-off or transfer or sale of all or substantially all of the assets of QVC Group to any other individual(s) or entity, this Agreement will, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of QVC Group hereunder, and promptly after a request by Executive, such transferee or successor shall be required to assume such obligations by contract (unless such assumption occurs by operation of law). No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive, without QVC Group’s prior written consent, other than his rights to compensation and benefits, which may be transferred only by will or operation of law; provided, however, that to the extent Executive is permitted to do so under any applicable plan, policy, program, agreement, or other arrangement with QVC Group or any of its affiliates, Executive shall be entitled to select and change a beneficiary or beneficiaries designated by Executive to receive any compensation, entitlement or benefit payable thereunder following Executive’s death by his giving QVC Group written notice thereof.

11.           Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor will any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver will be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

12.           Headings/Section References. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or give full notice thereof. Unless otherwise specified, all Section references in this Agreement are to the applicable Section of this Agreement.

13.           Applicable Law. This Agreement shall be interpreted and construed under the internal laws of the Commonwealth of Pennsylvania exclusive of choice of laws principles and Executive and QVC Group hereby consent to the exclusive jurisdiction of the state courts of the Commonwealth of Pennsylvania, Chester County and the United States Federal Courts for the Eastern District of Pennsylvania in all matters arising hereunder. By execution and delivery of this Agreement, each of the parties irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or lack of personal jurisdiction, which it may now or hereafter have to the bringing of any action or proceeding in such courts in respect of this Agreement or the matters contemplated hereby.

14.           Arbitration. Except as provided in Section 5, any dispute, controversy, or claim arising out of or related to this Agreement, the Executive’s employment with, or termination of employment from, QVC Group, shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by JAMS in accordance with the Employment Arbitration Rules & Procedures of JAMS then in effect and subject to JAMS Policy on Employment Arbitration Minimum Standards, as modified by this Section 14. The arbitrator shall adopt as his or her final decision the position of one party or the other, based on that party’s final written submission and shall not have the authority to modify either party’s position or render any substantive decision other than to so select the position of either party as set forth in its respective written submission. Each party shall bear its own costs in any arbitration unless the arbitrator otherwise determines. Any arbitral award determination shall be final and binding upon the parties and judgment on the award rendered by the arbitrator may be entered in any court of competent jurisdiction.

15.           Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior written agreements and prior or contemporaneous oral agreements with respect to the subject matter hereof, including the Prior Agreement, excluding any award agreement in respect of equity-based or incentive awards that are outstanding as of the Effective Date. This Agreement shall not be changed or altered, except by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. In the event of any inconsistency between the terms of this Agreement and the terms of any other QVC Group plan, policy, arrangement or agreement with Executive, the provisions of this Agreement will govern.

16.           No Restrictions on Employment; Contingency.

A.            Representations and Warranties. To induce QVC Group to enter into this Agreement, Executive represents, warrants and covenants to QVC Group as follows:

(i)            Executive has the full and complete ability and authority to enter into this Agreement and render services pursuant hereto and Executive is not subject to any legal, contractual or other restriction on Executive’s employment which would impair or otherwise restrict Executive’s ability to perform the services to QVC Group hereunder; and

(ii)           Executive has not disclosed to QVC Group any confidential information or trade secrets of any third party, nor will Executive disclose to QVC Group any confidential information or trade secrets of a third party where such disclosure would violate the terms of any agreement or otherwise breach any duty Executive may have to any such third party.

(iii)          Executive has disclosed to QVC Group any matters arising out of his prior employment where such matters reasonably would be expected to be material to QVC Group’s decision to enter into this Agreement.

17.           Indemnification of Executive.

A.            During the Term and thereafter, QVC Group agrees to indemnify and hold Executive and his heirs and representatives harmless, to the fullest extent permitted under QVC Group’s Certificate of Incorporation and bylaws or, if greater, under applicable law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding, or threatened claim or proceeding, against Executive that arises out of or relates to his service as an officer, director or employee, as the case may be, of QVC Group, or his service in any such capacity or similar capacity with an affiliate of QVC Group or other entity at the request of QVC Group, both prior to and after the first day of the Term, and to advance to Executive or his heirs or representatives such expenses upon written request. In the event QVC Group advances any expenses to Executive pursuant to this Section 17 and it is finally determined by a court of competent jurisdiction that Executive is not entitled to indemnification by QVC Group, Executive shall promptly refund all amounts advanced to Executive by QVC Group.

B.            To the extent QVC Group maintains a policy of directors’ and officers’ liability insurance during the Term, then QVC Group shall provide Executive with coverage under such policy on a basis no less favorable than that applying to any other then current or former director or officer.

18.           QVC Group’s Representations. QVC Group represents and warrants that (i) the execution, delivery and performance of this Agreement by QVC Group has been fully and validly authorized by all necessary corporate action, (ii) the officer signing this Agreement on behalf of QVC Group is duly authorized to do so, and (iii) upon execution and delivery of this Agreement by the parties hereto, it will be a valid and binding obligation of QVC Group enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

19.           Compliance with 409A.

A.            The provisions of this Agreement are intended to meet the requirements of Section 409A of the Internal Revenue Code, any Treasury regulations promulgated thereunder and any guidance issued by the Internal Revenue Service relating thereto (collectively, “Section 409A”), and will be interpreted in a manner that is consistent with such intent. The parties intend that, to the maximum extent possible, any amounts paid as Base Compensation Continuing Payments, Severance Payments, or Prior Year Annual Bonus or otherwise shall qualify as a short-term deferral pursuant to Section 409A or as separation pay exempt from Section 409A. To the extent that any payment provided under this Agreement is not exempt from Section 409A then, to the extent required by Section 409A, the following will apply: Any payment that is triggered upon Executive’s termination of employment will be conditioned upon the triggering termination constituting a Separation from Service, as defined below.

B.            With respect to any amount that becomes payable to Executive upon his Separation from Service, as defined below, for any reason, if QVC Group determines in good faith that Executive is a “specified employee” within the meaning of Section 409A then, to the extent required under Section 409A, payment of any amount that becomes payable to Executive upon his Separation from Service (other than by reason of his death) and that otherwise would be payable during the six-month period following such Separation from Service will be suspended until the lapse of such six-month period (or, if earlier, the date of Executive’s death). Any payment suspended under this provision, unadjusted for interest on such suspended payment, will be paid to Executive in a single payment on the first business day following the end of such six-month period or, if earlier, within 30 days following Executive’s death, provided that such death during such six-month period will not cause the acceleration of any amount that otherwise would be payable on any date during such six-month period following the date of such death.

C.            A “Separation from Service” means Executive’s separation from service, as defined in Section 409A, with QVC Group and all other entities with which QVC Group would be considered a single employer under Internal Revenue Code Section 414(b) or (c), applying the 80% threshold used in such Internal Revenue Code Sections or any Treasury regulations promulgated thereunder.

D.            Any payment that is contingent upon the execution and nonrevocation of the Release required under Section 7.G., which is not suspended by the application of the provisions applicable to specified employees, as described above, will be paid or commence to be paid on the first regularly scheduled payroll date of QVC Group occurring after the 60th day following Executive’s Separation from Service, notwithstanding any earlier expiration of the Consideration Period.

E.            Unless otherwise permitted under Section 409A, all in-kind benefits, expenses or other reimbursements paid pursuant to this Agreement that are taxable income to Executive (i) will be paid no later than the end of the calendar year next following the calendar year in which Executive incurs such expense; (ii) will not be subject to liquidation or exchange for another benefit; and (iii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

F.            For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

G.            Notwithstanding the foregoing, QVC Group makes no representations that the payments or benefits pursuant to this Agreement shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying. If any such payment or benefit fails to meet the requirements of Section 409A, neither QVC Group nor any of its affiliated companies shall have any liability for any tax, penalty or interest imposed on Executive by Section 409A, and Executive shall have no recourse against QVC Group or any affiliated company for payment of any such tax, penalty or interest imposed by Section 409A.

20.            Counterparts. This Agreement may be executed and delivered in separate counterparts (including by facsimile, “PDF” scanned image or other electronic means), each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement will become effective only when counterparts have been executed and delivered by all parties whose names are set forth on the signature page(s) hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement the day and year first above written.

QVC Group, INC.

By:	/s/ Renee L. Wilm
Name:	Renee L. Wilm
Title:	Chief Legal Officer and Chief Administrative Officer

EXECUTIVE:

/s/ David Rawlinson
David Rawlinson

Exhibit A

Permitted Activities

The continued conduct by Executive of the following activities is approved:

1.	Member of Board of Directors of Discover Financial Services
2.	Member of Board of Directors of NielsenIQ

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Exhibit B

Term RSU Award Agreement

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RESTRICTED STOCK UNITS AGREEMENT

THIS RESTRICTED STOCK UNITS AGREEMENT (this “Agreement”) is made and effective as of the date specified in Schedule I hereto (the “Grant Date”), by and between the issuer specified in Schedule I hereto (the “Company”) and you.

The Company has adopted the incentive plan that governs the Restricted Stock Units specified in Schedule I hereto (as has been or may hereafter be amended, the “Plan”), a copy of which is attached via a link at the end of this online Agreement as Exhibit A and, by this reference, made a part hereof. Capitalized terms used and not otherwise defined in this Agreement will have the meanings ascribed to them in the Plan.

Pursuant to the Plan, the Plan Administrator has determined that it would be in the interest of the Company and its stockholders to grant you an Award of Restricted Stock Units, subject to the conditions and restrictions set forth in this Agreement and in the Plan, in order to provide you with additional remuneration for services rendered, to encourage you to remain in the service or employ of the Company or its Subsidiaries and to increase your personal interest in the continued success and progress of the Company.

The Company and you therefore agree as follows:

1.            Definitions. The following terms, when used in this Agreement, have the following meanings, except as otherwise defined in Schedule I hereto:

“Agreement” has the meaning specified in the preamble to this Agreement.

“Cause” has the meaning specified as “cause” in Section 10.2(b) of the Plan.

“Common Stock” has the meaning specified in Schedule I hereto.

“Company” has the meaning specified in the preamble to this Agreement.

“Confidential Information” has the meaning specified in Section 9 (Confidential Information).

“Disability” has the meaning specified as “Disability” in Section 2.1 of the Plan.

“Employment Termination Date” means the date of termination of your employment with the Company or a Subsidiary, as applicable.

“Forfeitable Benefits” has the meaning specified in Section 28 (Forfeiture for Misconduct and Repayment of Certain Amounts).

“Grant Date” has the meaning specified in the preamble to this Agreement.

“Misstatement Period” has the meaning specified in Section 28 (Forfeiture for Misconduct and Repayment of Certain Amounts).

“Plan” has the meaning specified in the preamble to this Agreement.

“Plan Administrator” has the meaning specified in Section 12 (Plan Administrator).

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“Required Withholding Amount” has the meaning specified in Section 6 (Mandatory Withholding for Taxes).

“Restricted Stock Units” has the meaning specified in Section 2 (Award).

“RSU Dividend Equivalents” has the meaning specified in Section 5 (Dividend Equivalents).

“Section 409A” has the meaning specified in Section 27 (Code Section 409A).

2.            Award. In consideration of your covenants and promises herein, the Company hereby awards to you as of the Grant Date an Award of the number and type of Restricted Stock Units authorized by the Plan Administrator and set forth in the notice of online grant delivered to you pursuant to the Company’s online grant and administration program (the “Restricted Stock Units”), each representing the right to receive one share of the type of Common Stock specified in such notice of online grant, subject to the conditions and restrictions set forth in this Agreement and in the Plan.

3.            Vesting. Unless otherwise determined by the Plan Administrator in its sole discretion, the Restricted Stock Units will vest in accordance with the General Vesting provisions specified in Schedule I hereto, subject to your continuous employment with the Company or a Subsidiary from the Grant Date through the applicable vesting dates. Notwithstanding the foregoing, unless otherwise determined by the Plan Administrator in its sole discretion or except as otherwise specified in Schedule I hereto:

(a)            Termination for any Reason Other than Disability, Death or for Cause. All unvested Restricted Stock Units will be forfeited on the Employment Termination Date if your employment terminates for any reason other than by reason of your Disability (when Cause does not then exist) or your death, or for Cause.

(b)            Disability and Death. All unvested Restricted Stock Units will vest on the Employment Termination Date if (i) your employment terminates by reason of your Disability (when Cause does not then exist) or (ii) you die while employed by the Company or a Subsidiary.

(c)            Termination for Cause. All unvested Restricted Stock Units will be forfeited on the Employment Termination Date if your employment with the Company or a Subsidiary is terminated for Cause.

(d)            Approved Transaction, Board Change or Control Purchase. The Restricted Stock Units may become vested in accordance with Section 10.1(b) of the Plan in the event of an Approved Transaction, Board Change or Control Purchase following the Grant Date.

(e)            Miscellaneous.

(i)            Rounding. Any fractional portions of a Restricted Stock Unit that do not vest because of rounding down will vest on the earliest succeeding vesting date on which the cumulative fractional portions of such Restricted Stock Unit equals or exceeds one whole Restricted Stock Unit, with any excess fractional portions remaining subject to future vesting accordingly.

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(ii)           Qualifying Service. For purposes of this Agreement, continuous employment means the absence of any interruption or termination of employment or service as an employee, officer or consultant of or to the Company or a Subsidiary, as applicable, and references to termination of employment (or similar references) shall include termination of employment or service as an employee, officer or consultant of or to the Company or a Subsidiary, as applicable. Unless the Plan Administrator otherwise determines in its sole discretion, a change of your employment or service from the Company to a Subsidiary or from a Subsidiary to the Company or another Subsidiary will not be considered a termination of your employment for purposes of this Agreement if such change of employment or service is made at the request or with the express consent of the Company. Unless the Plan Administrator otherwise determines in its sole discretion, however, any such change of employment or service that is not made at the request or with the express consent of the Company will be a termination of your employment within the meaning of this Agreement.

(iii)          Forfeiture. Upon forfeiture of any unvested Restricted Stock Units, such Restricted Stock Units and any related unpaid RSU Dividend Equivalents will be immediately cancelled, and you will cease to have any rights with respect thereto.

4.            No Stockholder Rights. You will not be deemed for any purpose to be, or to have any of the rights of, a stockholder of the Company with respect to shares of Common Stock represented by any Restricted Stock Units unless and until such time as shares of Common Stock represented by vested Restricted Stock Units have been delivered in accordance with Section 7 (Settlement and Delivery by the Company), nor will the existence of this Agreement affect in any way the right or power of the Company or its stockholders to accomplish any corporate act, including, without limitation, the acts referred to in Section 10.16 of the Plan.

5.            Dividend Equivalents. To the extent specified by the Plan Administrator only, an amount equal to all dividends and other distributions (or the economic equivalent thereof) (in each case, as determined by the Plan Administrator in its sole discretion) that would have been paid on a like number and type of shares of Common Stock as the shares represented by the Restricted Stock Units if such shares had been issued to you when such dividends or other distributions were made (“RSU Dividend Equivalents”) will, if so specified by the Plan Administrator, be retained by the Company for your account and will, unless otherwise specified by the Plan Administrator, be subject to the same conditions and restrictions, including the timing of vesting and delivery, applicable to the Restricted Stock Units to which they relate; provided, however, that the Plan Administrator may, in its sole discretion, accelerate the vesting of any portion of the RSU Dividend Equivalent and the settlement thereof shall be made as soon as administratively practicable after the accelerated vesting date, but in no event later than March 15 of the calendar year following the year in which such accelerated vesting date occurs. RSU Dividend Equivalents shall not bear interest or be segregated in a separate account. For the avoidance of doubt, unless otherwise determined by the Plan Administrator in its sole discretion, you will have no right to receive, or otherwise with respect to, any RSU Dividend Equivalents until such time, if ever, as the Restricted Stock Units with respect to which such RSU Dividend Equivalents relate shall have become vested, and, if vesting does not occur, the related RSU Dividend Equivalents will be forfeited at the same time the Restricted Stock Units with respect to which such RSU Dividend Equivalents relate are forfeited.

B-4

6.            Mandatory Withholding for Taxes. To the extent that the Company or any Subsidiary of the Company is subject to withholding tax requirements under or in respect of any national, federal, state and other local or governmental taxes or social security costs and charges or similar contributions (wheresoever arising) with respect to the Award of the Restricted Stock Units or the vesting thereof, or the designation of any RSU Dividend Equivalents as payable or distributable or the payment or distribution thereof, you must make arrangements satisfactory to the Company to make payment to the Company or its designee of the amount required to be withheld under such tax laws, as determined by the Company (collectively, the “Required Withholding Amount”). To the extent such withholding is required because some or all of the Restricted Stock Units and any related RSU Dividend Equivalents vest, you acknowledge and agree that the Company shall withhold (a) from the shares of Common Stock represented by vested Restricted Stock Units and otherwise deliverable to you a number of shares of the applicable type of Common Stock and/or (b) from any related RSU Dividend Equivalents otherwise deliverable to you an amount of such RSU Dividend Equivalents, which collectively have a value (or, in the case of securities withheld, a Fair Market Value) equal to the Required Withholding Amount, unless you remit the Required Withholding Amount to the Company or its designee in cash in such form and by such time as the Company may require or other provisions for withholding such amount satisfactory to the Company have been made. Notwithstanding any other provisions of this Agreement, the delivery of any shares of Common Stock represented by vested Restricted Stock Units and any related RSU Dividend Equivalents may be postponed until any required withholding taxes have been paid to the Company. For the avoidance of doubt, the Company may allow for tax withholding in respect of the vesting of the Restricted Stock Units and any related RSU Dividend Equivalents up to the maximum withholding rate applicable to you.

7.            Settlement and Delivery by the Company. Subject to Section 6 hereof (Mandatory Withholding for Taxes), Section 11 hereof (Right of Offset), and Section 16 hereof (Amendment), and except as otherwise provided herein, shares of Common Stock will be delivered in respect of vested Restricted Stock Units (if any) as soon as practicable after the vesting of the Restricted Stock Units as described herein (but no later than March 15 of the calendar year following the year in which such vesting occurs). Unless otherwise determined by the Plan Administrator, the Company will (a) cause to be issued and transferred to a brokerage account, or registered through the Company’s stock transfer agent for your benefit, book-entry transfers registered in your name for that number and type of shares of Common Stock represented by such vested Restricted Stock Units and any securities representing related vested unpaid RSU Dividend Equivalents, and (b) cause to be delivered to you any cash payment representing related vested unpaid RSU Dividend Equivalents. Any delivery of securities will be deemed effected for all purposes when (i) in the case of a book-entry transfer, at the time the Company’s stock transfer agent initiates the transfer of such securities to a brokerage account through the Company’s stock transfer agent for your benefit or (ii) the Plan Administrator has made or caused to be made such other arrangements for the delivery of such securities as the Plan Administrator deems reasonable. Any cash payment will be deemed effected when (I) a check from the Company, payable to you in the amount equal to the amount of the cash payment, has been delivered personally to or at your direction or deposited in the United States mail, addressed to you, (II) an amount equal to the amount of the cash payment has been processed through the direct deposit or normal Company payroll processes for your benefit or (III) the Plan Administrator has made or caused to be made such other arrangements for delivery of such cash amount as the Plan Administrator deems reasonable. Shares representing Restricted Stock Units that have vested may be registered only to you (or during your lifetime, to your court appointed legal representative) or to a person to whom the Restricted Stock Units have been transferred in accordance with Section 10.6 of the Plan and Section 8 below (Nontransferability).

B-5

8.            Nontransferability. Restricted Stock Units and any related unpaid RSU Dividend Equivalents are not transferable (either voluntarily or involuntarily), before or after your death, except as follows: (a) during your lifetime, pursuant to a Domestic Relations Order, issued by a court of competent jurisdiction, that is not contrary to the terms and conditions of the Plan or this Agreement, and in a form acceptable to the Plan Administrator; or (b) after your death, by will or pursuant to the applicable laws of descent and distribution, as may be the case. Any person to whom Restricted Stock Units and any related unpaid RSU Dividend Equivalents are transferred in accordance with the provisions of the preceding sentence shall take such Restricted Stock Units and any related unpaid RSU Dividend Equivalents subject to all of the terms and conditions of the Plan and this Agreement, including that the vesting and termination provisions of this Agreement will continue to be applied with respect to you. Restricted Stock Units that have vested may be registered only to you (or during your lifetime, to your court appointed legal representative) or to a person to whom the Restricted Stock Units have been transferred in accordance with this Section 8 and Section 10.6 of the Plan.

9.            Confidential Information. During your employment or service with the Company or a Subsidiary, you will acquire, receive, and/or develop Confidential Information (as defined below) in the course of performing your job duties or services. You will not, during or after your employment or service with the Company or a Subsidiary, without the prior express written consent of the Company, directly or indirectly use or divulge, disclose or make available or accessible any Confidential Information to any person, firm, partnership, corporation, trust or any other entity or third party other than when required to do so in good faith to perform your duties and responsibilities to the Company and provided that nothing herein shall be interpreted as preventing you from (a) doing so when required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power, (b) doing so when necessary to prosecute your rights against the Company or its Subsidiaries or to defend yourself against any allegations, or (c) communicating with, filing a charge with, reporting possible violations of federal law or regulation to, or participating in an investigation or proceeding conducted by, a government agency, including providing documents or other information to such agency without notice to the Company. You will also proffer to the Company, any time upon request by the Company or upon termination, to be provided no later than the effective date of any termination of your employment or engagement with the Company for any reason, and without retaining any copies, notes or excerpts thereof, all memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information that are in your actual or constructive possession or which are subject to your control at such time (other than contracts between you and the Company, pay stubs, benefits information, and copies of documents or information that you require in order to prepare your taxes). At the time of termination or otherwise upon request by the Company, you agree to permanently delete Confidential Information from all of your personal electronic devices and provide certification to the Company that you are in compliance with this sentence. For purposes of this Agreement, “Confidential Information” will mean all information respecting the business and activities of the Company or any Subsidiary, including, without limitation, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, trade secrets, data gathering methods and/or strategies of the Company or any Subsidiary. Notwithstanding the immediately preceding sentence, Confidential Information will not include any information that is, or becomes, generally available to the public (unless such availability occurs as a result of your breach of any of your obligations under this Section 9). If you are in breach of any of the provisions of this Section 9 or if any such breach is threatened by you, in addition to and without limiting or waiving any other rights or remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, without the necessity of posting a bond, to restrain any such breach or threatened breach and to enforce the provisions of this Section 9. You agree that there is no adequate remedy at law for any such breach or threatened breach and, if any action or proceeding is brought seeking injunctive relief, you will not use as a defense thereto that there is an adequate remedy at law.

B-6

Notwithstanding any other provisions of this Agreement, pursuant to 18 USC § 1833(b), an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (a) solely for the purpose of reporting or investigating a suspected violation of law and in confidence to a federal, state, or local government official (either directly or indirectly) or to an attorney; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to his or her attorney and use the trade secret information in a court proceeding, so long as the individual (I) files any document containing the trade secret under seal, and (II) does not disclose the trade secret, except pursuant to court order. And further, nothing herein shall limit your ability to (i) provide truthful information, cause information to be provided, or otherwise assist in an investigation regarding any conduct which you reasonably believes constitutes a violation of 18 U.S.C. sections 1341, 1343, 1344, or 1348, any rule or regulation of the Securities and Exchange Commission, or any provision of Federal law relating to fraud against shareholders, when the information or assistance is provided to or the investigation is conducted by a Federal regulatory or law enforcement agency, any Member of Congress or any committee of Congress, or a person with supervisory authority over you (or such other employee who has the authority to investigate, discover, or terminate misconduct); or (ii) file, cause to be filed, testify, participate in, or otherwise assist in a proceeding filed or about to be filed relating to an alleged violation of any of the foregoing.

10.          Adjustments. The Restricted Stock Units and any related unpaid RSU Dividend Equivalents will be subject to adjustment pursuant to Section 4.2 of the Plan in such manner as the Plan Administrator, in its sole discretion, deems equitable and appropriate in connection with the occurrence of any of the events described in Section 4.2 of the Plan following the Grant Date.

11.          Right of Offset. You hereby agree that the Company shall have the right to offset against its obligation to deliver shares of Common Stock, cash or other property under this Agreement to the extent that it does not constitute “non-qualified deferred compensation” pursuant to Section 409A, any outstanding amounts of whatever nature that you then owe to the Company or a Subsidiary.

12.          Plan Administrator. For purposes of this Agreement, the term “Plan Administrator” means the Compensation Committee of the Board of Directors of the Company or any different committee appointed by the Board of Directors as described more fully in Section 3.1 of the Plan.

13.          Restrictions Imposed by Law. Without limiting the generality of Section 10.8 of the Plan, the Company shall not be obligated to deliver any shares of Common Stock represented by vested Restricted Stock Units or securities constituting any unpaid RSU Dividend Equivalents if counsel to the Company determines that the issuance or delivery thereof would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which shares of Common Stock or such other securities are listed or quoted. The Company will in no event be obligated to take any affirmative action in order to cause the delivery of shares of Common Stock represented by vested Restricted Stock Units or securities constituting any unpaid RSU Dividend Equivalents to comply with any such law, rule, regulation, or agreement. Any certificates representing any such securities issued or delivered under this Agreement may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws.

B-7

14.          Tax Representations. You hereby acknowledge that the Company has advised you that you should consult with your own tax advisors regarding the national, federal, state and other local or governmental tax consequences or social security costs and charges or similar contributions (wheresoever arising) of receiving the Award. You hereby represent to the Company that you are not relying on any statements or representations of the Company, its Affiliates or any of their respective agents with respect to the national, federal, state and other local or governmental tax consequences or social security costs and charges or similar contributions (wheresoever arising) of receiving the Award. If, in connection with the Award, the Company is required to withhold any amounts by reason of any national, federal, state and other local or governmental tax or social security costs and charges or similar contributions (wheresoever arising), such withholding shall be effected in accordance with Section 10.9 of the Plan and Section 5 (Mandatory Withholding for Taxes).

15.          Notice. Unless the Company notifies you in writing of a different procedure or address, any notice or other communication to the Company with respect to this Agreement will be in writing and will be delivered personally or sent by first class mail, postage prepaid, to the address specified for the Company in Schedule I hereto. Any notice or other communication to you with respect to this Agreement will be provided to you electronically pursuant to the online grant and administration program or via email, unless the Company elects to notify you in writing, which will be delivered personally, or will be sent by first class mail, postage prepaid, to your address as listed in the records of the Company or any Subsidiary of the Company on the Grant Date, unless the Company has received written notification from you of a change of address.

16.          Amendment. Notwithstanding any other provision hereof, this Agreement may be supplemented or amended from time to time as approved by the Plan Administrator as contemplated by Section 10.7(b) of the Plan. Without limiting the generality of the foregoing, without your consent:

(a)            this Agreement may be amended or supplemented from time to time as approved by the Plan Administrator (i) to cure any ambiguity or to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, (ii) to add to the covenants and agreements of the Company for your benefit or surrender any right or power reserved to or conferred upon the Company in this Agreement, subject to any required approval of the Company’s stockholders, and provided, in each case, that such changes or corrections will not adversely affect your rights with respect to the Award evidenced hereby (other than if immaterial), (iii) to reform the Award made hereunder as contemplated by Section 10.17 of the Plan or to exempt the Award made hereunder from coverage under Code Section 409A, or (iv) to make such other changes as the Company, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in the interpretation of, any law or governmental rule or regulation, including any applicable federal or state securities laws; and

(b)            subject to any required action by the Board of Directors or the stockholders of the Company, the Restricted Stock Units granted under this Agreement may be canceled by the Plan Administrator and a new Award made in substitution therefor, provided that the Award so substituted will satisfy all of the requirements of the Plan as of the date such new Award is made and no such action will adversely affect any Restricted Stock Units (other than if immaterial) to the extent then vested.

B-8

17.          Employment. Nothing contained in the Plan or this Agreement, and no action of the Company or the Plan Administrator with respect thereto, will confer or be construed to confer on you any right to continue in the employ or service of the Company or any Subsidiary or interfere in any way with the right of the Company or any employing Subsidiary to terminate your employment or service at any time, with or without Cause, subject to the provisions of any employment or consulting agreement between you and the Company or any Subsidiary.

18.          Nonalienation of Benefits. Except as provided in Section 8 (Nontransferability) and Section 11 (Right of Offset), (a) no right or benefit under this Agreement will be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same will be void, and (b) no right or benefit hereunder will in any manner be subjected to or liable for the debts, contracts, liabilities or torts of you or other person entitled to such benefits.

19.          No Effect on Other Benefits. Any payments made pursuant to this Agreement will not be counted as compensation for purposes of any other employee benefit plan, program or agreement sponsored, maintained or contributed to by the Company or a Subsidiary unless expressly provided for in such employee benefit plan, program, agreement, or arrangement.

20.          Governing Law; Venue. This Agreement will be governed by, and construed in accordance with, the internal laws of the State designated in Section 10.13 of the Plan. Each party irrevocably submits to the general jurisdiction of the state and federal courts located in the State of Colorado and in the State of Delaware in any action to interpret or enforce this Agreement and irrevocably waives any objection to jurisdiction that such party may have based on inconvenience of forum.

21.          Waiver. No waiver by the Company at any time of any breach by you of, or compliance with, any term or condition of this Agreement or the Plan to be performed by you shall be deemed a waiver of the same term or condition, or of any similar or any dissimilar term or condition, whether at the same time or at any prior or subsequent time.

22.          Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any term or condition hereof shall not affect the validity or enforceability of the other terms and conditions set forth herein.

23.          Construction. References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include all Exhibits and Schedules attached hereto, including the Plan. All references to “Sections” in this Agreement shall be to Sections of this Agreement unless explicitly stated otherwise. The word “include” and all variations thereof are used in an illustrative sense and not in a limiting sense. All decisions of the Plan Administrator upon questions regarding the Plan or this Agreement will be conclusive. Unless otherwise expressly stated herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will control. The headings of the sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and will in no way modify or restrict any of the terms or provisions hereof.

B-9

24.          Rules by Plan Administrator. The Plan Administrator, in its discretion and as contemplated by Section 3.3 of the Plan, may adopt rules and regulations it deems consistent with the terms of the Plan and as necessary or advisable in its operation and administration of the Plan and this Award. You acknowledge and agree that your rights and the obligations of the Company hereunder will be subject to any further conditions and such reasonable rules and regulations as the Plan Administrator may adopt from time to time.

25.          Entire Agreement. This Agreement is in satisfaction of and in lieu of all prior discussions and agreements, oral or written, between the Company and you regarding the Award. You and the Company hereby declare and represent that no promise or agreement not expressed herein has been made and that this Agreement contains the entire agreement between the parties hereto with respect to the Award and replaces and makes null and void any prior agreements between you and the Company regarding the Award. Subject to the restrictions set forth in Sections 8 (Nontransferability) and 18 (Nonalienation of Benefits), this Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.

26.          Acknowledgment. You will signify acceptance of the terms and conditions of this Agreement by acknowledging the acceptance of this Agreement via the procedures described in the online grant and administration program utilized by the Company. By your electronic acknowledgment of the Restricted Stock Units, you are acknowledging the terms and conditions of the Award set forth in this Agreement as though you and the Company had signed an original copy of the Agreement.

27.          Code Section 409A. The Awards made hereunder are intended to be “short-term deferrals” exempt from Section 409A and this Agreement shall be interpreted and administered accordingly. Notwithstanding the foregoing, to the extent that Section 409A of the Code or the related regulations and Treasury pronouncements (“Section 409A”) are applicable to you in connection with the Award, this Award is subject to the provisions of Section 10.17 of the Plan regarding Section 409A and each payment under this Agreement shall be treated as a separate payment under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the Award or the Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to the Award or the Plan. If this Agreement fails to meet the requirements of Section 409A, neither the Company nor any of its Affiliates shall have any liability for any tax, penalty or interest imposed on you by Section 409A, and you shall have no recourse against the Company or any of its Affiliate for payment of any such tax, penalty or interest imposed by Section 409A.

B-10

28.          Forfeiture for Misconduct and Repayment of Certain Amounts. If (a) a material restatement of any financial statement of the Company (including any consolidated financial statement of the Company and its consolidated Subsidiaries) is required and (b) in the reasonable judgment of the Plan Administrator, (i) such restatement is due to material noncompliance with any financial reporting requirement under applicable securities laws and (ii) such noncompliance is a result of misconduct on your part, you will repay to the Company Forfeitable Benefits you received during the Misstatement Period in such amount as the Plan Administrator may reasonably determine, taking into account, in addition to any other factors deemed relevant by the Plan Administrator, the extent to which the market value of Common Stock during the Misstatement Period was affected by the error(s) giving rise to the need for such restatement. “Forfeitable Benefits” means (A) any and all cash and/or shares of Common Stock you received (I) upon the exercise during the Misstatement Period of any Options and SARs you held or (II) upon the payment during the Misstatement Period of any Cash Award or Performance Award you held, the value of which is determined in whole or in part with reference to the value of Common Stock, and (B) any proceeds you received from the sale, exchange, transfer or other disposition during the Misstatement Period of any shares of Common Stock you received upon the exercise, vesting or payment during the Misstatement Period of any Award you held. By way of clarification, “Forfeitable Benefits” will not include any shares of Common Stock you received upon vesting of any Restricted Stock Units during the Misstatement Period that are not sold, exchanged, transferred or otherwise disposed of during the Misstatement Period. “Misstatement Period” means the 12-month period beginning on the date of the first public issuance or the filing with the Securities and Exchange Commission, whichever occurs earlier, of the financial statement requiring restatement. Further, in the event that the Plan Administrator, in its reasonable judgment, determines that you breached Section 9 (Confidential Information) or any other non-competition or non-solicitation provisions included in this Agreement, the Plan Administrator may require you to forfeit, return or repay to the Company (X) all or any portion of the Restricted Stock Units, and any and all rights with respect to any such Restricted Stock Units (including any related RSU Dividend Equivalents), (Y) any shares of Common Stock or cash received upon the settlement of any Restricted Stock Units (and any related RSU Dividend Equivalents) during the 12-month period prior to such breach or any time after such breach occurs and (Z) any proceeds realized on the sale of any shares of Common Stock received upon the settlement of any Restricted Stock Units (and any related RSU Dividend Equivalents) during the 12-month period prior to such breach or any time after such breach occurs. For the avoidance of doubt, any such forfeiture, return or repayment will not limit, restrict or otherwise affect your continuing obligations under Section 9 (Confidential Information) or any other non-competition or non-solicitation provisions included in this Agreement, or the Company’s right to seek injunctive relief or any other relief in the event of your breach of Section 9 (Confidential Information) or any other non-competition or non-solicitation provisions included in this Agreement.

29.          Changes to Forfeiture Provisions and Policies. Please note Section 28 (Forfeiture for Misconduct and Repayment of Certain Amounts), which reflects an important policy of the Company. The Plan Administrator has determined that Awards made under the Plan (including the Award represented by this Agreement) are subject to forfeiture and recoupment in certain circumstances. By accepting this Award, you agree that the Plan Administrator may change the Forfeiture section of any or all of the grant agreements (including this Agreement) from time to time without your further consent to reflect changes in law, government regulation, stock exchange listing requirements or Company policy.

30.          Additional Conditions and Restrictions. You may be subject to additional conditions and restrictions. If a Schedule II is attached hereto, the additional conditions and restrictions specified therein are considered part of this Agreement.

31.          Administrative Blackouts. In addition to its other powers under the Plan, the Plan Administrator has the authority to suspend any transactions under the Plan as it deems necessary or appropriate for administrative reasons.

32.          Stock Ownership Guidelines. This Award may be subject to any applicable stock ownership guidelines adopted by the Company, as amended or superseded from time to time.

33.          Company Information.  You can access the Company’s most recent annual, quarterly and current reports as filed with the Securities and Exchange Commission on the Company’s website specified in Schedule I hereto.  Please refer to these reports as well as the Company’s future filings with the Securities and Exchange Commission (also available on the Company’s website) for important information regarding the Company and its Common Stock.

*****

B-11

Exhibit C

Term RSU Award Agreement Schedule

C-1

Schedule I

to

Restricted Stock Units Agreement

[Insert Grant Code]

Grant Date:	[____________]

Issuer/Company:	QVC Group, Inc., a Delaware corporation

Plan:	QVC Group, Inc. 2020 Omnibus Incentive Plan, as amended from time to time

Common Stock:	QVC Group, Inc. Series A Common Stock

General Vesting Schedule:	Subject to your continuous employment with the Company or a Subsidiary from the Grant Date through the following applicable vesting dates, the Restricted Stock Units will vest, rounded down to the nearest whole number, on the following schedule:

Vesting Date	Vesting Percentage
December 10, 2025	33 1/3%
December 10, 2026	33 1/3%
December 10, 2027	33 1/3%

Each portion of the Restricted Stock Units that is subject to a particular vesting date is referred to herein as an individual “Tranche,” with “Tranche One” referring to the Restricted Stock Units scheduled to vest on December 10, 2025, “Tranche Two” referring to the Restricted Stock Units scheduled to vest on December 10, 2026 and “Tranche Three” referring to the Restricted Stock Units scheduled to vest on December 10, 2027.

Overriding Definitions:	For purposes of this Agreement, notwithstanding Section 1 of this Agreement: “Cause” has the meaning specified in the Employment Agreement.

Additional Definitions:

For purposes of this Agreement:

“Employment Agreement” means the Employment Agreement between you and QVC Group, Inc., effective as of February 27, 2025, as the same may be amended from time to time.

“Protected Termination” has the meaning specified in the Employment Agreement.

“Release Conditions” means the requirements set forth in Section 7.G. of the Employment Agreement that you deliver a “Release” (as defined in the Employment Agreement) in accordance with such Section in order to receive certain benefits upon a termination of your employment under certain circumstances.

C-2

Vesting Terms Upon a Protected Termination:	Notwithstanding Section 3(a) of the Agreement, if your employment with the Company or a Subsidiary is terminated pursuant to a Protected Termination and the Release Conditions are timely met in accordance with the Employment Agreement, the following Restricted Stock Units will become vested upon the Release Conditions being met: (1) if the Protected Termination occurs prior to December 10, 2025, Tranche One will become vested and Tranche Two and Tranche Three will be forfeited, (2) if the Protected Termination occurs on or after January 1, 2026 and before December 10, 2026, Tranche Two will become vested and Tranche Three will be forfeited, and (3) if the Protected Termination occurs on or after January 1, 2027 and before December 10, 2027, Tranche Three will become vested; provided, however, that if such Protected Termination occurs within twelve (12) months following an Approved Transaction, the Restricted Stock Units will vest in full upon the Release Conditions being met. In each case, if the Release Conditions are not so timely met, the Restricted Stock Units will be forfeited.

Forfeiture for Misconduct and Repayment of Certain Amounts:	Those restrictions contained in Section 5.D. of the Employment Agreement shall be considered “other non-competition or non-solicitation provisions included in this Agreement” for purposes of the forfeiture and repayment provisions included in Section 29 of this Agreement.

Company Notice Address:	QVC Group, Inc. 12300 Liberty Boulevard Englewood, Colorado 80112 Attn: Chief Legal Officer and Chief Administrative Officer

Company Website:	www.qvcgrp.com

Plan Access:	You can access the Plan via the link at the end of the Agreement or by contacting QVC Group, Inc.’s Legal Department.

C-3

Exhibit D

Performance Cash Award Agreement

D-1

PERFORMANCE CASH AWARD AGREEMENT

THIS PERFORMANCE CASH AWARD AGREEMENT (this “Agreement”) is made and effective as of [•] (the “Grant Date”), by and between QVC Group, Inc., a Delaware corporation (the “Company”) and you.

The Company has adopted the QVC Group, Inc. 2020 Omnibus Incentive Plan (as has been or may hereafter be amended, the “Plan”), a copy of which is attached as Exhibit A and, by this reference, made a part hereof. Capitalized terms used and not otherwise defined in this Agreement will have the meanings ascribed to them in the Plan.

Pursuant to the Plan, the Plan Administrator has determined that it would be in the interest of the Company and its stockholders to grant you a Cash Award, subject to the conditions and restrictions set forth in this Agreement and in the Plan, in order to provide you with additional remuneration for services rendered, to encourage you to remain in the service or employ of the Company or its Subsidiaries and to increase your personal interest in the continued success and progress of the Company.

The Company and you therefore agree as follows:

1.            Definitions. The following terms, when used in this Agreement, have the following meanings:

“Agreement” has the meaning specified in the preamble to this Agreement.

“Cash Award” has the meaning specified in the Plan, and refers to the Performance Cash Award granted hereunder.

“Cause” has the meaning specified in the Employment Agreement.

“Close of Business” means, on any day, 4:00 p.m., New York, New York time.

“Company” has the meaning specified in the preamble to this Agreement.

“Confidential Information” has the meaning specified in Section 7 (Confidential Information).

“Determination Date” has the meaning specified in Section 3(a) (Vesting; Performance Determination).

“Disability” has the meaning specified in the Employment Agreement.

“Employment Agreement” means the Employment Agreement between you and QVC Group, Inc., effective as of February 27, 2025, as the same may be amended from time to time.

“Employment Termination Date” means the date of termination of your employment with the Company or a Subsidiary, as applicable.

“First Performance Period” has the meaning specified in Section 2.

“Forfeitable Benefits” has the meaning specified in Section 24 (Forfeiture for Misconduct and Repayment of Certain Amounts).

D-2

“Grant Date” has the meaning specified in the preamble to this Agreement.

“Misstatement Period” has the meaning specified in Section 24 (Forfeiture for Misconduct and Repayment of Certain Amounts).

“Performance Criteria” has the meaning specified in Section 2.

“Performance Period” has the meaning specified in Section 2.

“Plan” has the meaning specified in the preamble to this Agreement.

“Plan Administrator” has the meaning specified in Section 9 (Plan Administrator).

“Protected Termination” has the meaning specified in the Employment Agreement.

“Release Conditions” means the requirements set forth in Section 7.G. of the Employment Agreement that you deliver a “Release” (as defined in the Employment Agreement) in accordance with such Section in order to receive certain benefits upon a termination of your employment under certain circumstances.

“Second Performance Period” has the meaning specified in Section 2.

“Section 409A” has the meaning specified in Section 23 (Code Section 409A).

“Target Amount” has the meaning specified in Section 2.

“Third Performance Period” has the meaning specified in Section 2.

“Tranche” has the meaning specified in Section 2.

2.            Award. In consideration of your covenants and promises herein and in your Employment Agreement, the Company hereby awards to you as of the Grant Date a target Cash Award of $15,000,000 (the “Target Amount”), which represents the opportunity to earn an amount in cash between 50% and 200% of the Target Amount (the “Cash Award”), subject to the conditions and restrictions set forth in this Agreement and in the Plan. One-third of the Cash Award ($5,000,000, referred to as a “Tranche”) is eligible to vest and be paid based on the achievement of the performance criteria, as described in Exhibit B (the “Performance Criteria”), over the period beginning the day following the day earnings are released for the 2024 fiscal year through the end of the ten-day period that begins (and includes) the day following the day earnings are released for the 2025 fiscal year (the “First Performance Period”), an additional Tranche is eligible to vest and be paid based on the achievement of the Performance Criteria over the period beginning at the end of the First Performance Period through the end of the ten-day period that begins (and includes) the day following the day earnings are released for the 2026 fiscal year (the “Second Performance Period”) and the remaining Tranche is eligible to vest and be paid based on the achievement of the Performance Criteria over the period beginning at the end of the Second Performance Period through the end of the ten-day period that begins (and includes) the day following the day earnings are released for the 2027 fiscal year (the “Third Performance Period” and, any of the First Performance Period, the Second Performance Period or the Third Performance Period, a “Performance Period”).

D-3

3.            Vesting. The Cash Award will vest in accordance with this Section 3.

(a)            Performance Determination. As soon as practicable after the end of the applicable Performance Period, and, in any event, in the year in which the Performance Period ends, the Plan Administrator will determine the extent to which the Performance Criteria have been met for the applicable Performance Period in accordance with Exhibit B (the date as of which such determination is made, the “Determination Date” and the portion of the Tranche that is determined to have been earned, the “Earned Tranche”). For the avoidance of doubt, the Earned Tranche will be an amount not less than $2,500,000 and not more than $10,000,000.

(b)            Unearned Tranche. Any portion of the Tranche that is not earned pursuant to Section 3(a) will automatically be forfeited as of the Close of Business on the Determination Date.

(c)            Continuous Employment. Notwithstanding the foregoing, you will not vest, pursuant to this Section 3, in any portion of the Earned Tranche in which you would otherwise vest as of the Determination Date if you have not been continuously employed by the Company or a Subsidiary from the Grant Date through the Determination Date.

(d)            Early Vesting or Forfeiture. Notwithstanding the foregoing:

(i)            Termination pursuant to a Protected Termination, due to Disability or due to Death. Notwithstanding Section 3(c), if your employment with the Company or a Subsidiary is terminated pursuant to a Protected Termination, due to your Disability or due to your death, and, in each case, the Release Conditions are timely met in accordance with the Employment Agreement, upon the Release Conditions being met, you will remain eligible to receive the portion of the Tranche that would have been payable to you as though you remained continuously employed through the next Determination Date following the Employment Termination Date. You will forfeit any portion of such Tranche that is not determined to be an Earned Tranche and any future Tranches. For the avoidance of doubt, if the Release Conditions are not timely met, any Tranches that have not previously vested will be forfeited.

(ii)           Termination At or Following Expiration of the Term. If you remain employed with the Company or a Subsidiary until the last day of the Term (as defined in the Employment Agreement) (including, for the avoidance of doubt, following a rejection by either party to such agreement of an offer by the other party to extend for the Extension Term (as defined in the Employment Agreement)), you will remain eligible to receive the portion of the last Tranche that would have been payable to you in respect of the Third Performance Period as though you remained continuously employed through the final Determination Date hereunder.

(iii)          Termination for any Other Reason. Any Tranches of the Cash Award that have not previously vested will be forfeited on the Employment Termination Date if your employment with the Company or a Subsidiary is terminated for any reason other than as described in Sections 3(d)(i) or 3(d)(ii).

D-4

(e)            Miscellaneous.

(i)            Qualifying Service. For purposes of this Agreement, continuous employment means the absence of any interruption or termination of employment or service as an employee, officer or consultant of or to the Company or a Subsidiary, as applicable, and references to termination of employment (or similar references) shall include termination of employment or service as an employee, officer or consultant of or to the Company or a Subsidiary, as applicable. Unless the Plan Administrator otherwise determines in its sole discretion, a change of your employment or service from the Company to a Subsidiary or from a Subsidiary to the Company or another Subsidiary will not be considered a termination of your employment for purposes of this Agreement if such change of employment or service is made at the request or with the express consent of the Company. Unless the Plan Administrator otherwise determines in its sole discretion, however, any such change of employment or service that is not made at the request or with the express consent of the Company will be a termination of your employment within the meaning of this Agreement.

(ii)           Forfeiture. Upon forfeiture of any Tranches of the Cash Award that have not previously vested, such Tranches of the Cash Award will be immediately cancelled, and you will cease to have any rights with respect thereto.

4.            Payment. Subject to Section 5 hereof (Mandatory Withholding for Taxes), Section 8 hereof (Right of Offset), and Section 12 hereof (Amendment), and except as otherwise provided herein, payment of any Earned Tranche shall be made as soon as administratively practicable after the applicable Determination Date, but in no event later than March 15 of the calendar year following such date. Any cash payment will be deemed effected when (a) a check from the Company, payable to you in the amount equal to the amount of the cash payment, has been delivered personally to or at your direction or deposited in the United States mail, addressed to you, (b) an amount equal to the amount of the cash payment has been processed through the direct deposit or normal Company payroll processes for your benefit or (c) the Plan Administrator has made or caused to be made such other arrangements for delivery of such cash amount as the Plan Administrator deems reasonable.

5.            Mandatory Withholding for Taxes. To the extent that the Company or any Subsidiary of the Company is subject to withholding tax requirements under or in respect of any national, federal, state and other local or governmental taxes or social security costs and charges or similar contributions (wheresoever arising) with respect to the vesting or payment of any portion of the Cash Award, you acknowledge and agree that the Company shall withhold from any payment an amount equal to the amount required to be withheld under such tax laws, as determined by the Company

6.            Nontransferability. The Cash Award is not transferable (either voluntarily or involuntarily), before or after your death, except as follows: (a) during your lifetime, pursuant to a Domestic Relations Order, issued by a court of competent jurisdiction, that is not contrary to the terms and conditions of the Plan or this Agreement, and in a form acceptable to the Plan Administrator; or (b) after your death, by will or pursuant to the applicable laws of descent and distribution, as may be the case. Any person to whom the Cash Award is transferred in accordance with the provisions of the preceding sentence shall take such Cash Award subject to all of the terms and conditions of the Plan and this Agreement, including that the vesting and termination provisions of this Agreement will continue to be applied with respect to you.

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7.            Confidential Information. During your employment or service with the Company or a Subsidiary, you will acquire, receive, and/or develop Confidential Information (as defined below) in the course of performing your job duties or services. You will not, during or after your employment or service with the Company or a Subsidiary, without the prior express written consent of the Company, directly or indirectly use or divulge, disclose or make available or accessible any Confidential Information to any person, firm, partnership, corporation, trust or any other entity or third party other than when required to do so in good faith to perform your duties and responsibilities to the Company and provided that nothing herein shall be interpreted as preventing you from (a) doing so when required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power, (b) doing so when necessary to prosecute your rights against the Company or its Subsidiaries or to defend yourself against any allegations, or (c) communicating with, filing a charge with, reporting possible violations of federal law or regulation to, or participating in an investigation or proceeding conducted by, a government agency, including providing documents or other information to such agency without notice to the Company. You will also proffer to the Company, any time upon request by the Company or upon termination, to be provided no later than the effective date of any termination of your employment or engagement with the Company for any reason, and without retaining any copies, notes or excerpts thereof, all memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information that are in your actual or constructive possession or which are subject to your control at such time (other than contracts between you and the Company, pay stubs, benefits information, and copies of documents or information that you require in order to prepare your taxes). At the time of termination or otherwise upon request by the Company, you agree to permanently delete Confidential Information from all of your personal electronic devices and provide certification to the Company that you are in compliance with this sentence. For purposes of this Agreement, “Confidential Information” will mean all information respecting the business and activities of the Company or any Subsidiary, including, without limitation, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, trade secrets, data gathering methods and/or strategies of the Company or any Subsidiary. Notwithstanding the immediately preceding sentence, Confidential Information will not include any information that is, or becomes, generally available to the public (unless such availability occurs as a result of your breach of any of your obligations under this Section 7). If you are in breach of any of the provisions of this Section 7 or if any such breach is threatened by you, in addition to and without limiting or waiving any other rights or remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, without the necessity of posting a bond, to restrain any such breach or threatened breach and to enforce the provisions of this Section 7. You agree that there is no adequate remedy at law for any such breach or threatened breach and, if any action or proceeding is brought seeking injunctive relief, you will not use as a defense thereto that there is an adequate remedy at law.

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Notwithstanding any other provisions of this Agreement, pursuant to 18 USC § 1833(b), an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (a) solely for the purpose of reporting or investigating a suspected violation of law and in confidence to a federal, state, or local government official (either directly or indirectly) or to an attorney; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to his or her attorney and use the trade secret information in a court proceeding, so long as the individual (I) files any document containing the trade secret under seal, and (II) does not disclose the trade secret, except pursuant to court order. And further, nothing herein shall limit your ability to (i) provide truthful information, cause information to be provided, or otherwise assist in an investigation regarding any conduct which you reasonably believes constitutes a violation of 18 U.S.C. sections 1341, 1343, 1344, or 1348, any rule or regulation of the Securities and Exchange Commission, or any provision of Federal law relating to fraud against shareholders, when the information or assistance is provided to or the investigation is conducted by a Federal regulatory or law enforcement agency, any Member of Congress or any committee of Congress, or a person with supervisory authority over you (or such other employee who has the authority to investigate, discover, or terminate misconduct); or (ii) file, cause to be filed, testify, participate in, or otherwise assist in a proceeding filed or about to be filed relating to an alleged violation of any of the foregoing.

8.            Right of Offset. You hereby agree that the Company shall have the right to offset against its obligation to deliver cash under this Agreement to the extent that it does not constitute “non-qualified deferred compensation” pursuant to Section 409A, any outstanding amounts of whatever nature that you then owe to the Company or a Subsidiary.

9.            Plan Administrator. For purposes of this Agreement, the term “Plan Administrator” means the Compensation Committee of the Board of Directors of the Company or any different committee appointed by the Board of Directors as described more fully in Section 3.1 of the Plan.

10.          Tax Representations. You hereby acknowledge that the Company has advised you that you should consult with your own tax advisors regarding the national, federal, state and other local or governmental tax consequences or social security costs and charges or similar contributions (wheresoever arising) of receiving the Cash Award. You hereby represent to the Company that you are not relying on any statements or representations of the Company, its Affiliates or any of their respective agents with respect to the national, federal, state and other local or governmental tax consequences or social security costs and charges or similar contributions (wheresoever arising) of receiving the Cash Award. If, in connection with the Cash Award, the Company is required to withhold any amounts by reason of any national, federal, state and other local or governmental tax or social security costs and charges or similar contributions (wheresoever arising), such withholding shall be effected in accordance with Section 10.9 of the Plan and Section 5 (Mandatory Withholding for Taxes).

11.          Notice. Unless the Company notifies you in writing of a different procedure or address, any notice or other communication to the Company with respect to this Agreement will be in writing and will be delivered personally or sent by first class mail, postage prepaid, to QVC Group, Inc., 12300 Liberty Boulevard, Englewood, Colorado 80112, Attn: Chief Legal Officer and Chief Administrative Officer. Any notice or other communication to you with respect to this Agreement will be provided to you in accordance with the notice provisions in the Employment Agreement.

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12.          Amendment. Notwithstanding any other provision hereof, this Agreement may be supplemented or amended from time to time as approved by the Plan Administrator as contemplated by Section 10.7(b) of the Plan. Without limiting the generality of the foregoing, without your consent:

(a)            this Agreement may be amended or supplemented from time to time as approved by the Plan Administrator (i) to cure any ambiguity or to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, (ii) to add to the covenants and agreements of the Company for your benefit or surrender any right or power reserved to or conferred upon the Company in this Agreement, subject to any required approval of the Company’s stockholders, and provided, in each case, that such changes or corrections will not adversely affect your rights with respect to the Cash Award evidenced hereby (other than if immaterial), (iii) to reform the Cash Award made hereunder as contemplated by Section 10.17 of the Plan or to exempt the Cash Award made hereunder from coverage under Code Section 409A, or (iv) to make such other changes as the Company, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in the interpretation of, any law or governmental rule or regulation, including any applicable federal or state securities laws; and

(b)            subject to any required action by the Board of Directors or the stockholders of the Company, the Cash Award granted under this Agreement may be canceled by the Plan Administrator and a new Award made in substitution therefor, provided that the Award so substituted will satisfy all of the requirements of the Plan as of the date such new Award is made and no such action will adversely affect the Cash Award (other than if immaterial) to the extent then vested.

13.          Employment. Nothing contained in the Plan or this Agreement, and no action of the Company or the Plan Administrator with respect thereto, will confer or be construed to confer on you any right to continue in the employ or service of the Company or any Subsidiary or interfere in any way with the right of the Company or any employing Subsidiary to terminate your employment or service at any time, with or without Cause, subject to the provisions of any employment or consulting agreement between you and the Company or any Subsidiary.

14.          Nonalienation of Benefits. Except as provided in Section 6 (Nontransferability) and Section 8 (Right of Offset), (a) no right or benefit under this Agreement will be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same will be void, and (b) no right or benefit hereunder will in any manner be subjected to or liable for the debts, contracts, liabilities or torts of you or other person entitled to such benefits.

15.          No Effect on Other Benefits. Any payments made pursuant to this Agreement will not be counted as compensation for purposes of any other employee benefit plan, program or agreement sponsored, maintained or contributed to by the Company or a Subsidiary unless expressly provided for in such employee benefit plan, program, agreement, or arrangement.

16.          Governing Law; Venue. This Agreement will be governed by, and construed in accordance with, the internal laws of the State designated in Section 10.13 of the Plan. Each party irrevocably submits to the general jurisdiction of the state and federal courts located in the State of Colorado and in the State of Delaware in any action to interpret or enforce this Agreement and irrevocably waives any objection to jurisdiction that such party may have based on inconvenience of forum.

17.          Waiver. No waiver by the Company at any time of any breach by you of, or compliance with, any term or condition of this Agreement or the Plan to be performed by you shall be deemed a waiver of the same term or condition, or of any similar or any dissimilar term or condition, whether at the same time or at any prior or subsequent time.

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18.          Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any term or condition hereof shall not affect the validity or enforceability of the other terms and conditions set forth herein.

19.          Construction. References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include all Exhibits and Schedules attached hereto, including the Plan. All references to “Sections” in this Agreement shall be to Sections of this Agreement unless explicitly stated otherwise. The word “include” and all variations thereof are used in an illustrative sense and not in a limiting sense. All decisions of the Plan Administrator upon questions regarding the Plan or this Agreement will be conclusive. Unless otherwise expressly stated herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will control. The headings of the sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and will in no way modify or restrict any of the terms or provisions hereof.

20.          Rules by Plan Administrator. The Plan Administrator, in its discretion and as contemplated by Section 3.3 of the Plan, may adopt rules and regulations it deems consistent with the terms of the Plan and as necessary or advisable in its operation and administration of the Plan and this Cash Award. You acknowledge and agree that your rights and the obligations of the Company hereunder will be subject to any further conditions and such reasonable rules and regulations as the Plan Administrator may adopt from time to time.

21.          Entire Agreement. This Agreement is in satisfaction of and in lieu of all prior discussions and agreements, oral or written, between the Company and you regarding the Cash Award. You and the Company hereby declare and represent that no promise or agreement not expressed herein has been made and that this Agreement contains the entire agreement between the parties hereto with respect to the Cash Award and replaces and makes null and void any prior agreements between you and the Company regarding the Cash Award. Subject to the restrictions set forth in Sections 6 (Nontransferability) and 14 (Nonalienation of Benefits), this Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.

22.          Acknowledgment. You will signify acceptance of the terms and conditions of this Agreement by acknowledging the acceptance of this Agreement via the procedures described in the online grant and administration program utilized by the Company. By your electronic acknowledgment of the Cash Award, you are acknowledging the terms and conditions of the Cash Award set forth in this Agreement as though you and the Company had signed an original copy of the Agreement.

23.          Code Section 409A. The Cash Award made hereunder is intended to be a “short-term deferral” exempt from Section 409A and this Agreement shall be interpreted and administered accordingly. Notwithstanding the foregoing, to the extent that Section 409A of the Code or the related regulations and Treasury pronouncements (“Section 409A”) are applicable to you in connection with the Cash Award, this Cash Award is subject to the provisions of Section 10.17 of the Plan regarding Section 409A and each payment under this Agreement shall be treated as a separate payment under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the Cash Award or the Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to the Cash Award or the Plan. If this Agreement fails to meet the requirements of Section 409A, neither the Company nor any of its Affiliates shall have any liability for any tax, penalty or interest imposed on you by Section 409A, and you shall have no recourse against the Company or any of its Affiliate for payment of any such tax, penalty or interest imposed by Section 409A.

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24.          Forfeiture for Misconduct and Repayment of Certain Amounts. If (a) a material restatement of any financial statement of the Company (including any consolidated financial statement of the Company and its consolidated Subsidiaries) is required and (b) in the reasonable judgment of the Plan Administrator, (i) such restatement is due to material noncompliance with any financial reporting requirement under applicable securities laws and (ii) such noncompliance is a result of misconduct on your part, you will repay to the Company Forfeitable Benefits you received during the Misstatement Period in such amount as the Plan Administrator may reasonably determine, taking into account, in addition to any other factors deemed relevant by the Plan Administrator, the extent to which the market value of Common Stock during the Misstatement Period was affected by the error(s) giving rise to the need for such restatement. “Forfeitable Benefits” means (A) any and all cash and/or shares of Common Stock you received (I) upon the exercise during the Misstatement Period of any Options and SARs you held or (II) upon the payment during the Misstatement Period of any Cash Award or Performance Award you held, the value of which is determined in whole or in part with reference to the value of Common Stock, and (B) any proceeds you received from the sale, exchange, transfer or other disposition during the Misstatement Period of any shares of Common Stock you received upon the exercise, vesting or payment during the Misstatement Period of any Award you held. “Misstatement Period” means the 12-month period beginning on the date of the first public issuance or the filing with the Securities and Exchange Commission, whichever occurs earlier, of the financial statement requiring restatement. Further, in the event that the Plan Administrator, in its reasonable judgment, determines that you breached Section 7 (Confidential Information), or Section 5.D. of the Employment Agreement, the Plan Administrator may require you to forfeit, return or repay to the Company all or any portion of the Cash Award. For the avoidance of doubt, any such forfeiture, return or repayment will not limit, restrict or otherwise affect your continuing obligations under Section 7 (Confidential Information) or Section 5.D of the Employment Agreement, or the Company’s right to seek injunctive relief or any other relief in the event of your breach of Section 7 (Confidential Information) or Section 5.D of the Employment Agreement.

25.          Changes to Forfeiture Provisions and Policies. Please note Section 24 (Forfeiture for Misconduct and Repayment of Certain Amounts), which reflects an important policy of the Company. The Plan Administrator has determined that Awards made under the Plan (including the Cash Award represented by this Agreement) are subject to forfeiture and recoupment in certain circumstances. By accepting this Cash Award, you agree that the Plan Administrator may change the Forfeiture section of any or all of the grant agreements (including this Agreement) from time to time without your further consent to reflect changes in law, government regulation, stock exchange listing requirements or Company policy.

26.          Company Information.  You can access the Company’s most recent annual, quarterly and current reports as filed with the Securities and Exchange Commission on the Company’s website at www.qvcgrp.com.  Please refer to these reports as well as the Company’s future filings with the Securities and Exchange Commission (also available on the Company’s website) for important information regarding the Company and its Common Stock.

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